                                                                  RULE 424(b)(3)
                                               REGISTRATION STATEMENT 333-118899

                              PROSPECTUS SUPPLEMENT

                              DATED AUGUST 21, 2006

                                       TO

                       PROSPECTUS DATED SEPTEMBER 30, 2004

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                              EMPIRE RESORTS, INC.

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         This Prospectus Supplement, dated August 21, 2006 ("Supplement No. 3"), supplements  that certain  Prospectus  dated  September 30, 2004 (the  "Original
Prospectus"),  as  supplemented  by those  certain  Prospect  Supplements  dated
November 5, 2004 and September 19, 2005 (together with the Original  Prospectus, the "Prospectus"), and should be read in conjunction with the Prospectus.

                             SELLING SECURITYHOLDERS

         The  following  updates the table under the section  entitled  "Selling
Secruityholders" of the Prospectus with respect to the securityholders listed on the table below, to account for sales of shares listed in such table that Empire
Resorts is aware of since the date of the Prospectus.  Such  transactions are as follows:

              o   Whitebox  Diversified  Convertible  Arbitrage Partners LP sold
                  $300,000  principal  amount  of notes  of  Empire  Resorts  in accordance with the Prospectus' Plan of Distribution;

              o   Guggenheim  Portfolio XXXI, LLC sold $50,000  principal amount of notes of Empire Resorts in accordance  with the Prospectus'
                  Plan of Distribution;

              o   Pandora Select Partners LP sold $250,000  principal  amount of notes of Empire  Resorts in  accordance  with the  Prospectus'
                  Plan of Distribution;

              o   Whitebox Hedged High Yield Partners LP sold $688,000 principal amount  of notes of  Empire  Resorts  in  accordance  with the
                  Prospectus' Plan of Distribution;

              o   Whitebox  Convertible  Arbitrage  Partners  LP  sold  $818,000 principal amount of notes of Empire Resorts in accordance with the Prospectus' Plan of Distribution; and

              o   GPC LIX, LLC purchased  $283,000  principal amount of notes of of Empire Resorts.

         The table,  therefore, is amended as follows in order to (i) update the holdings of o Whitebox Diversified  Convertible  Arbitrage Partners LP,
         Guggenheim  Portfolio XXXI, LLC,o Pandora Select Partners LP,o Whitebox
         Hedged  High  Yield  Partners  LP and  Whitebox  Convertible  Arbitrage
         Partners LP and (ii) add GPC LIX, LLC as a Selling Securityholder:

                                Original
                               Principal
                                Amount of                                Number of            Number of        Number of
                                  Notes                                  Shares of            Shares of        Shares of
                              Beneficially           Percentage of      Common Stock        Common Stock      Common Stock
                             Owned That May        Notes Outstanding     Held Before         Offered for       Held After
            Name                 Be Sold            Before Offering      Offering(1)            Sale(1)         Offer(2)
            ----                 -------            ---------------      -----------            -------         --------

Whitebox Diversified            $  700,000               1.08%             55,732                55,732            --
Convertible Arbitrage
Partners LP

Guggenheim Portfolio XXXI,      $  200,000                 *               15,924                15,924            --
LLC

Pandora Select Partners LP      $1,500,000               2.31%            119,427               119,427            --

Whitebox Hedged High Yield      $1,812,000               2.79%            144,268               144,268            --
Partners LP

Whitebox Convertible            $3,682,000               5.66%            293,153               293,153            --
Arbitrage Partners LP

GPC LIX, LLC                    $  283,000                 *               22,532                22,532            --

      *  Less than 1%

     (1) The  number  of  conversion  shares  shown in the table  above  assumes conversion  of the full  amount  of notes  held by such  holder  at the maximum  conversion rate of 79.62 shares per $1,000 principal amount at
         maturity  of  notes.   This  conversion  rate  is  subject  to  certain
         adjustments. Accordingly, the number of shares of common stock issuable upon conversion of the notes may decrease from time to time.  Under the terms of the  indenture,  fractional  shares  will not be  issued  upon conversion  of the  notes.  Cash  will be paid  instead  of  fractional shares, if any.

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     (2) Except as noted in the  table,  assumes  all of the notes and shares of common stock issuable upon their conversion are sold in the offering.

         In addition,  the selling  securityholders listed in the Prospectus may
have  sold  or  transferred,   in  transactions  exempt  from  the  registration
requirements  of the  Securities  Act of  1933,  some or all of  their  notes or underlying  common  stock  since  the  date  on  which  the  information  in the
Prospectus  is  presented.  Information  about the selling  securityholders  may change  over  time.  Any  changed  information  will be set forth in  prospectus supplements.

         All  provisions  of the  Prospectus  not  specifically  amended by this
Supplement No. 3 remain in full force and effect.

         Please insert this  Supplement  No. 3 into your  Prospectus  and retain both this Supplement No. 3 and the Prospectus for future reference. If you would like to receive a copy of the Prospectus,  as supplemented to date, please write to Empire Resorts'  Corporate  Secretary at 701 N. Green Valley  Parkway,  Suite
200, Henderson, NV 89074 or call (702) 990-3355.

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